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                                                                       Exh. 99.1

Contact:

Investors:                                                     Media:
Ann Tanabe                                                     Daniel Budwick
Director, Investor Relations and Corporate Communications      BMC Communications
Encysive Pharmaceuticals                                       (212) 477-9007 ext. 14
(713) 796-8822

Hershel Berry
The Trout Group
(415) 392-3385

FOR IMMEDIATE RELEASE


                    ENCYSIVE ANNOUNCES RESULTS FROM STRIDE-4

               CONFERENCE CALL SCHEDULED FOR TODAY AT 4:45 P.M. ET

HOUSTON- DECEMBER 20, 2004- Encysive Pharmaceuticals (Nasdaq: ENCY) today announced top line results from STRIDE-4, a Phase III, randomized, double-blind, placebo-controlled safety and efficacy study of Thelin(TM) treatment in patients with pulmonary arterial hypertension (PAH).

STRIDE-4 was designed to determine whether a lower, 50 mg dose of Thelin could be as effective as the 100 mg dose. The study enrolled 98 patients in Latin America, Poland and Spain; 34 patients in a placebo arm, and 32 each in the 100 and 50 mg arms. For the primary endpoint of six minute walk, patients treated with 100 mg of Thelin improved 58 meters versus 22 meters for the 50 mg dose (p=0.014) and 34 meters with placebo (p=0.2). All other efficacy parameters, for which the trial was not powered, trended toward significance at the 100 mg dose versus placebo: WHO class (p=0.038), time to clinical worsening (p=0.09) and Borg dyspnea scale (p=0.016). No patient receiving 100 mg of Thelin deteriorated in WHO class versus 12% on placebo. There were three clinical worsening events with placebo versus none on 100 mg of Thelin. The 50 mg dose showed no meaningful efficacy trends on any parameter.

Thelin continued to demonstrate a favorable safety profile. Drug therapy discontinuations and serious adverse events occurred with similar frequency in all groups. One patient in each group (3%) experienced liver transaminase increases above three times the upper limit of normal. All three were discontinued from the study and both Thelin patients fully recovered without developing symptoms. Bleeding adverse events were similar in all three groups with the lowest incidence occurring in the 100 mg Thelin dose group. The most frequently observed adverse events in the study occurring more frequently than placebo were fatigue, edema, headache, dizziness, nasopharyngitis, dyspnea and extremity pain.


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                                                                       Exh. 99.1


"The lack of a significant placebo response has been a constant observation in PAH placebo-controlled trials. However, prior registration studies have been conducted in countries where patients have had easier access to advanced medical care," noted program principal investigator Dr. Robyn Barst, Professor of Pediatrics at Columbia University College of Physicians and Surgeons, and Director, New York Presbyterian Hospital Pulmonary Hypertension Center. "In STRIDE-4, the roughly 30% of patients from Europe performed as expected, with a 61 meter placebo-subtracted improvement in six minute walk for the 100 mg dose. I would hypothesize that the placebo effect seen in STRIDE-4 may reflect an improvement in the overall medical care of the patients from Latin America while enrolled in a placebo-controlled trial."

"This was an insurance study to support the 50 mg dose of Thelin if it turned out to be effective in the STRIDE-2 study. With the 50 mg dose proving ineffective, STRIDE-4 becomes unnecessary from a registration perspective," said Dr. Bruce D. Given, President and CEO of Encysive Pharmaceuticals, Inc. "While the placebo response on six minute walk is unwelcome, the overall performance of the 100 mg dose of Thelin was as expected and leaves us feeling encouraged going into the pivotal STRIDE-2 results in February."

CONFERENCE CALL INFORMATION

You may access the conference call scheduled for Monday, December 20, 2004, at 4:45 p.m. ET either through the call-in number or an audio webcast. The access number for the call is (612) 332-0335.

Or, you may participate live online via Encysive's web site at www.encysive.com.

The webcast replay will be available until January 29, 2005. In addition, a call replay will be available beginning December 20, 2004, at 8:15 p.m. ET through December 24, 2004. The telephone replay can be accessed by calling (320) 365-3844 and entering passcode 763279.

ABOUT THELIN AND PAH

Thelin is a small molecule that blocks the action of endothelin, a potent mediator of blood vessel constriction and growth of smooth muscle in vascular walls. Endothelin receptor antagonists may prove to be effective in the treatment of a variety of diseases where the regulation of vascular constriction is important. Thelin is 6,500-fold selective in the targeting of the endothelin A receptor versus the endothelin B receptor.

Pulmonary arterial hypertension (PAH) is a condition that involves high blood pressure and structural changes in the walls of the pulmonary arteries, which are the blood vessels that connect the right side of the heart to the lungs. PAH causes shortness of breath, limits activity, and is eventually fatal unless treated successfully with heart/lung or lung transplantation. PAH is estimated to afflict approximately 80,000 to 100,000 people worldwide, many of whom are children and young women.


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                                                                       Exh. 99.1


Side effects of Thelin seen in the program to date, and which occurred more frequently than in placebo, include liver dysfunction (increased ALT and AST), headache, edema, constipation, nasal congestion and flushing. Because Thelin inhibits the metabolism of warfarin, the dose of warfarin should be adjusted downward when co-administered with Thelin.

ABOUT ENCYSIVE PHARMACEUTICALS

Encysive Pharmaceuticals Inc., a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs, is recognized for our expertise in small molecule drug development and vascular biology. Argatroban, our first FDA-approved product, is being marketed by GlaxoSmithKline for heparin-induced thrombocytopenia. Encysive Pharmaceuticals is in Phase III development of the endothelin antagonist, Thelin, for pulmonary arterial hypertension. Our majority-owned affiliate, Revotar Biopharmaceuticals AG, is in Phase II development with the selectin antagonist bimosiamose in asthma, psoriasis and atopic dermatitis. Encysive Pharmaceuticals has several other research and development programs ongoing for a range of cardiovascular and inflammatory diseases. To learn more about Encysive Pharmaceuticals please visit our web site: www.encysive.com.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are timing and cost of our clinical trials, attainment of research and clinical goals and milestones of product candidates, attainment of required government approvals, sales levels of our products and availability of financing and revenues sufficient to fund development of product candidates and operations. In particular, careful consideration should be given to cautionary statements made in the various reports Encysive Pharmaceuticals, including as Texas Biotechnology Corporation, has filed with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.




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